SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
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                                    FORM 8-K

                                 CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  July 7, 1997

                               ROYAL OAK MINES INC.
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                 (Exact name of registrant as specified in its charter)

                          Commission File Number 1-4350

ONTARIO, CANADA                             98-0160821
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(State or other jurisdiction of             (I.R.S. Employer Identification
incorporation or organization)              No.)

c/o Royal Oak Mines (USA) Inc.
5501 Lakeview Drive
Kirkland,  Washington
U.S.A.                                      98033
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(Address of principal executive offices)   (Postal/Zip Code)

(425) 822-8992
Registrant's telephone number, including area code












Item 5.   Other Events

     On July 7, 1997, the Registrant issued the following press release:

[Royal Oak Mines Inc. Press Release Letterhead]


                        FOR IMMEDIATE RELEASE FROM KIRKLAND

                                    July 7, 1997




                     Blockade to Royal Oak's Kemess Mine Lifted

Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today that the blockade on the Finlay Forest Road was lifted last Friday. Equipment and supplies are flowing freely to the Company's Kemess mine site. The blockade, which lasted several days, has not affected the construction schedule. The Kemess Mine is scheduled to commence production in April 1998.

Royal Oak announced on June 27, 1997 that it had reached agreement with the provincial government of British Columbia on the terms and conditions of the compensation, investment and economic assistance package that the government is providing. The capital cost of the Kemess project is estimated at approximately C$425 million. The increase from the previous estimate of C$390 million includes all working capital necessary for start-up, payment of higher stumpage fees under the terms of the formal agreement with the provincial government, and design changes to the tailings dam based on geotechnical considerations.

The Kemess Mine is scheduled to produce an average of 250,000 ounces of gold and 60 million pounds of copper per year, equivalent to approximately 450,000 ounces of gold and gold equivalents. The average life-of-mine cash cost is estimated to be approximately US$200 per ounce of gold and US$0.50 per pound of copper. Based on current mineable ore reserves, mine life at Kemess is expected to be approximately 16 years.

Royal Oak completed the purchase of Kemess in January 1996 for C$202 million and has invested to date an additional C$300 million for a total of C$502 million. The current market capitalization of Royal Oak is approximately C$330 million which is less than the current value of Kemess. The Company currently has approximately C$80 million in its treasury.

As a result of the high copper component at Kemess and the strong copper price which has risen over the last year from US$0.85 to approximately US$1.15 per pound, the current depressed gold price has not affected the fundamental economics of the Kemess project. Kemess, combined with the Timmins and Yellowknife operations are scheduled to produce approximately 480,000 ounces of gold and gold equivalent ounces in 1998 at an average cash cost of less than US$240 per ounce.

Commenting on the fall in the gold price in the last few days, Margaret K. Witte, President and CEO of Royal Oak, said, "We must be patient during this panic in the gold market and recognize that a substantial amount of production at Kemess will be from copper which has demonstrated increasing price strength over the last twelve months. The cash flow which is expected to be generated from Kemess starting in 1998 indicates significant appreciation in share price can be anticipated. All our shareholders should take this opportunity to increase their holdings."

For further information contact:          or in Europe contact:

Mr. J. Graham Eacott                      Mr. David Williamson
Vice President, Investor Relations        David Williamson Associates Limited
Royal Oak Mines                           International Investor Relations
5501 Lakeview Drive                       78 Old Broad Street, 2nd Floor
Kirkland, WA 98033-7314                   London, England  EC2M 1QP

Telephone:     (425) 822-8992             Telephone:     011-44-171-628-3989
Facsimile:     (425) 822-3552             Facsimile:     011-44-171-920-0563











SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           ROYAL OAK MINES INC.


Date:  July 7, 1997                        By: /s/ James H. Wood
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                                               James H. Wood
                                               Chief Financial Officer